Exhibit 99.1
                                                                    ------------

                                                 Bethlehem Logo

                                                 Bethlehem Steel Corporation
                                                 1170 Eighth Avenue
                                                 Bethlehem, PA 18016-7699

                                                 Media Contact:
                                                   Bette Kovach (610) 694-3711
                                                 Investor Relations Contact:
                                                   Jeff Faloba (610) 694-2206
                                                 Internet Homepage Address:
                                                   www.bethsteel.com

FOR IMMEDIATE RELEASE
---------------------


                    BETHLEHEM STEEL OPERATING RESULTS IMPROVE

         BETHLEHEM, Pa., Monday, July 22, 2002 - Bethlehem Steel Corporation's recent net losses include several unusual or non-cash items as reflected in the following table:

                                                      Three Months Ended                      Six Months Ended
                                           ------------------------------------------
$ in Millions                                         2002                   2001                  June 30
                                           ---------------------------    -----------     --------------------------
                                             June 30        March 31       June 30          2002           2001
                                           ------------    -----------    -----------     ---------     ------------
Net loss                                      $(118.9)       $(97.3)       $(1,131.9)      $(216.2)      $(1,250.3)

Blast furnace outages                            16.7           6.7                           23.4
Environmental accrual                            20.0                                         20.0
Income tax benefit                                            (10.3)                         (10.3)
Reserving deferred taxes                                                     1,009.0                         984.0
Write-off equity investment                                                      3.4                           3.4
                                           ------------    -----------    -----------     ---------     ------------

Net loss excluding unusual items              $ (82.2)      $(100.9)         $(119.5)      $(183.1)        $(262.9)
                                           ============    ===========    ===========     =========     ============

         "Our second quarter operating results, excluding unusual items, improved compared to the first quarter of 2002 and the second quarter of 2001. Realized prices and shipments continue to improve primarily as a result of decreased domestic supply from recent capacity shutdowns, the favorable Section 201 trade ruling in March 2002 and customer inventory replenishments," said Robert "Steve" Miller, Jr., Chairman and Chief Executive Officer of Bethlehem Steel. "The furnace repairs caused by the unscheduled outage at the D blast furnace at our Burns Harbor Division were completed in June and the furnace is once again fully operational. We expect our financial performance to continue to improve this year as prices continue to be restored and costs are further reduced.
         "During the second quarter of 2002, we maintained adequate liquidity while increasing capital spending to protect and enhance our facilities. Our liquidity, comprising cash and borrowing availability under our committed credit facility, was $240 million at the end of the second quarter.
         "In addition to replacing the bell on the D blast furnace at Burns Harbor, we progressed other projects that we deemed essential to maintain the quality of our steel producing assets. We also purchased the remaining 50% interest in the Columbus Coatings Company (CCC) and Columbus Processing Company joint ventures from LTV for $2.4 million in cash, the assumption of debts and the forgiveness of certain LTV obligations to CCC and Bethlehem. CCC is a state-of-the-art coating line that produces high quality, corrosion resistant sheet steel primarily for the automotive market. CCC is strategically important to the future of our Burns Harbor Division. We also sold our Weyhill Guesthouse in Bethlehem, PA for about $4 million during the quarter.
         "Our business outlook and the market for steel remains positive but we have many hurdles to overcome in order to emerge from bankruptcy court protection. International Steel Group's start-up of the former LTV steel plants and Nucor's recent acquisition and planned start-up of the Trico Steel operations, coupled with continuing pressure for exclusions from the Section 201 tariffs could intensify competition and reduce prices.
         "We recently announced that we plan to get on with the tough job of restructuring and implementing the necessary changes that will enable Bethlehem to emerge from bankruptcy court protection. The changes include discussions with the United Steelworkers of America to obtain a new comprehensive labor agreement to reduce costs, improve productivity and enhance our flexibility, and to find solutions to our $5 billion pension and retiree healthcare obligations. We also plan to implement a leaner organizational structure from top to bottom."

                                  Unusual Items
         During the second quarter of 2002, the large bell on our D blast furnace at Burns Harbor failed, causing an extended repair outage and related lost production. The furnace was returned to full operation in June. The combination of the repair costs, unabsorbed costs from lost production and other related costs decreased net income by about $17 million in that quarter. The first quarter of 2002 included carryover higher costs of $7 million from a separate blast furnace outage that occurred in the fourth quarter of 2001.

         Bethlehem personnel recently attended a meeting requested by the New York Department of Environmental Conservation (NYDEC) (1) to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and (2) to begin to implement an agreed upon plan of remediation at our closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, we recorded a $20 million non-cash charge to reflect the most current estimate of the probable remediation costs at Lackawanna. The cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the NYDEC.
         The income tax benefit recorded for the first quarter 2002 represents a tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in early July 2002.
         The unusual non-cash charges for the second quarter and first half of 2001 include fully reserving our net deferred tax asset and writing off our equity investment in Metal Site, an internet marketplace for steel that ceased operations. During the second quarter of 2001, it was determined that the cumulative financial accounting losses had reached the point that fully reserving the deferred tax asset was required (see Note 6 to the accompanying Notes to June 30, 2002 Financial Statements).

                                Financial Results
         Excluding unusual items previously mentioned, our second quarter 2002 net loss of $82 million compares to $101 million net loss in the first quarter of 2002. Results improved principally from higher prices and shipments, which were offset by higher energy costs. Prices, on a constant mix basis, increased by about 6% during the quarter while shipments increased about 8%.
         Bethlehem's net loss for the second quarter of 2002 is a $38 million improvement over the prior year net loss of $120 million, excluding unusual items previously mentioned. This improvement resulted from higher prices, a better product mix and less interest expense, partially offset by lower shipments. Prices, on a constant mix basis, increased by about 4% from a year ago. Shipments were lower by about 5%, primarily plate products as business capital spending continues to lag in other segments of the economy. Our product mix improved from higher shipments of cold-rolled, coated and tin products, while the shipments of lower value hot-rolled and non-prime products decreased. Costs were about the same as lower energy prices and administration expense offset higher pension expense. Interest expense decreased because, after filing for protection under chapter 11 on October 15, 2001, we are no longer accruing interest on unsecured debt.
         Excluding unusual items previously mentioned, our net loss for the six months ended June 30, 2002 of $183 million compares to a net loss of $263 million for the same period in 2001. The improvement is mainly attributable to an improved product mix and lower costs. Our product mix improved, as shipments of higher valued, coated and tin products increased, while the shipments of lower valued hot-rolled and secondary products decreased. Costs in 2002 are lower due to substantially lower natural gas prices and productivity improvements from force reductions, which were partially offset by higher pension expense. In addition, interest expense declined because we are no longer accruing interest on unsecured debt.

                           Forward-looking Statements

         Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, whether there will be a major steel industry consolidation effort, the effect of Chapter 11 cases on our businesses, including customer and supplier reactions and the interests of various creditors and security holders. Additional factors that may affect our business and financial results are changes in customer spending patterns, supplier choices and demand for steel products; the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, imports (especially unfairly-traded imports) and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental control and remediation expenditures; availability, prices and terms associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining unit agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

                           Bethlehem Steel Corporation

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions)
                                   (unaudited)

                                                                                                         Six Months Ended
               Three Months Ended                                                                             June 30
-----------------------------------------------                                                    -----------------------------
   June 30          March 31         June 30
    2002              2002            2001                                                            2002             2001
--------------    -------------    ------------                                                    ------------     ------------
      $ 933.5          $ 803.8         $ 911.1   Net Sales                                           $ 1,737.3        $ 1,789.0
--------------    -------------    ------------                                                    ------------     ------------

                                                 Costs and Expenses
        931.2            811.5           915.2        Cost of sales                                    1,742.7          1,826.0
         62.4             60.5            64.9        Depreciation                                       122.9            125.2
         22.3             25.1            26.8        Selling, administration and general expense         47.4             54.0
         20.0                -             3.4        Unusual charges (Note 3)                            20.0              3.4
--------------    -------------    ------------                                                    ------------     ------------
      1,035.9            897.1         1,010.3   Total Costs and Expenses                              1,933.0          2,008.6
--------------    -------------    ------------                                                    ------------     ------------

       (102.4)           (93.3)          (99.2)  Loss from Operations                                   (195.7)          (219.6)

         (3.7)            (2.1)              -   Reorganization Items (Note 4)                            (5.8)               -

        (12.8)           (12.2)          (23.7)  Financing Expense - net (Note 5)                        (25.0)           (46.7)
--------------    -------------    ------------                                                    ------------     ------------

       (118.9)          (107.6)         (122.9)  Loss before Income Taxes                               (226.5)          (266.3)

            -             10.3        (1,009.0)  Benefit (Provision) for Income Taxes (Note 6)            10.3           (984.0)
--------------    -------------    ------------                                                    ------------     ------------

       (118.9)           (97.3)       (1,131.9)  Net Loss                                               (216.2)        (1,250.3)

          9.9              9.9            10.2   Dividend Requirements on Preferred and                   19.8             20.4
--------------    -------------    ------------  Preference Stock                                  ------------     ------------

     $ (128.8)        $ (107.2)     $ (1,142.1)  Net Loss Applicable to Common Stock                  $ (236.0)      $ (1,270.7)
==============    =============    ============                                                    ============     ============


                                                 Net Loss per Common Share:
      $ (0.98)         $ (0.82)        $ (8.80)       Basic and Diluted                                $ (1.80)         $ (9.79)

                                                 Average Shares Outstanding:
        131.0            130.9           129.8        Basic and Diluted                                  130.9            129.8


                                                                   Additional Data

        2,028            1,880           2,124        Steel products shipped (thousands of net tons)     3,908            4,145
        2,123            2,306           2,386        Raw steel produced (thousands of net tons)         4,429            4,690

                           Bethlehem Steel Corporation

                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                     ASSETS

                                                                                                  June 30         December 31
                                                                                                    2002              2001
                                                                                                (unaudited)
                                                                                                -------------     -------------
Current Assets:
      Cash and cash equivalents                                                                       $ 62.0           $ 104.0
      Receivables - net                                                                                395.9             350.4
      Inventories:
          Raw materials                                                                                247.0             259.5
          Finished and semifinished                                                                    467.9             465.8
                                                                                                -------------     -------------
          Total Inventories                                                                            714.9             725.3
      Other current assets                                                                              13.1              22.8
                                                                                                -------------     -------------
Total Current Assets                                                                                 1,185.9           1,202.5
Investments and Miscellaneous Assets - net                                                              86.5             129.6
Property, Plant and Equipment                                                                        2,764.3           2,686.9
Intangible Pension Asset                                                                               225.0             225.0
                                                                                                -------------     -------------
Total Assets                                                                                       $ 4,261.7         $ 4,244.0
                                                                                                =============     =============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
      Accounts payable                                                                               $ 180.7           $ 150.1
      Accrued employment costs                                                                          75.7              37.9
      Accrued taxes                                                                                     24.1              14.4
      Debt and capital lease obligations - current (Note 9)                                            128.1              19.3
      Other current liabilities                                                                         49.4              49.9
                                                                                                -------------     -------------
Total Current Liabilities                                                                              458.0             271.6

Long-term Debt and Capital Lease Obligations                                                           125.8             132.7
Debtor-in-Possession Financing                                                                         220.7             205.6
Debt Secured by Inventory                                                                              289.9             289.9
Deferred Gain                                                                                           92.2             103.2
Long-term Liabilities                                                                                   45.9              43.4

Liabilities Subject to Compromise (Note 7)                                                           4,924.8           4,878.1

Stockholders' Deficit:
      Preferred Stock                                                                                   11.3              11.4
      Preference Stock                                                                                   2.0               2.0
      Common Stock                                                                                     135.9             135.8
      Common Stock held in treasury at cost                                                            (65.9)            (65.9)
      Additional paid-in capital                                                                     1,909.3           1,908.2
      Accumulated other comprehensive loss                                                            (833.0)           (833.0)
      Accumulated deficit                                                                           (3,055.2)         (2,839.0)
                                                                                                -------------     -------------
Total Stockholders' Deficit                                                                         (1,895.6)         (1,680.5)
                                                                                                -------------     -------------
Total Liabilities and Stockholders' Deficit                                                        $ 4,261.7         $ 4,244.0
                                                                                                =============     =============

The accompanying Notes are an integral part of the Consolidated Financial Statemetns.

                           Bethlehem Steel Corporation

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (dollars in millions)
                                   (unaudited)

                                                                                      Three Months Ended
                                                                        ------------------------------------------------
                                                                           June 30,          March 31,      December 31,
                                                                             2002              2002             2002
                                                                        -------------     -------------    -------------
Operating Activities:
      Net loss                                                              $ (118.9)          $ (97.3)        $ (547.1)

      Adjustments for items not affecting cash from operating activities:
          Depreciation and amortization                                         62.4              60.5             63.2
          Unusual charges                                                       20.0                 -            351.1
          Recognition of deferred gains                                         (5.3)             (5.6)            (5.8)
          Reorganization items                                                   3.7               2.1              6.7
          Other - net                                                           (2.4)              4.9              1.1
      Working capital (excluding financing and investing activities):
          Receivables - operating                                              (30.9)            (20.0)            24.0
          Receivables - financing                                                  -                 -           (212.0)
          Inventories                                                            7.4               3.1             25.0
          Accounts payable                                                      16.7              (9.8)           120.5
          Other                                                                 10.2              10.7              3.7
      Funding postretirement benefits:
          Pension funding less than expense                                     30.1              35.6             19.0
          Retiree healthcare and life insurance
            benefit payments less than expense                                  11.1              14.1              6.5
                                                                        -------------     -------------    -------------
Cash Provided by (Used For) Operating Activities Before


  Reorganization Items                                                           4.1              (1.7)          (144.1)
                                                                        -------------     -------------    -------------

      Reorganization items                                                      (3.7)             (2.1)            (6.7)
                                                                        -------------     -------------    -------------
Cash Provided by (Used For) Operating Activities                                 0.4              (3.8)          (150.8)
                                                                        -------------     -------------    -------------

Investing Activities:
      Capital expenditures                                                     (41.4)            (14.2)           (29.3)
      Cash proceeds from asset sales                                             5.9              16.6             31.8
                                                                        -------------     -------------    -------------
Cash Provided By (Used For) Investing Activities                               (35.5)              2.4              2.5
                                                                        -------------     -------------    -------------

Financing Activities:
      Borrowings                                                                30.0               0.5            258.4
      Debt and capital lease payments                                           (3.2)            (18.1)           (47.9)
      Other payments                                                            (5.7)             (9.0)            (8.6)
                                                                        -------------     -------------    -------------
Cash From (Used For) Financing Activities                                       21.1             (26.6)           201.9
                                                                        -------------     -------------    -------------

Net Increase (Decrease) in Cash and Cash Equivalents                           (14.0)            (28.0)            53.6
Cash and Cash Equivalents - Beginning of Period                                 76.0             104.0             50.4
                                                                        -------------     -------------    -------------
                          - End of Period                                       62.0              76.0            104.0
Available Borrowing under Committed Bank Credit Arrangements                   178.1             197.4            171.8
                                                                        -------------     -------------    -------------

Total Liquidity at End of Period                                             $ 240.1           $ 273.4          $ 275.8
                                                                        =============     =============    =============


 Supplemental Cash Payment Information (Note 9):
       Interest and other financing costs, net of amount capitalized          $ 10.2             $ 7.8           $ 12.5
       Income taxes paid (received)                                              0.1                 -             (1.2)
       Capital lease obligations incurred                                          -               1.9              0.2

                           Bethlehem Steel Corporation

            NOTES TO JUNE 30, 2002 CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. The Consolidated Financial Statements as of and for the three-month and six-month periods ended June 30, 2002 and 2001 and for the three-month period ended March 31, 2002 were not audited. However, in Management's opinion, the information reflects all adjustments necessary for a fair statement of the results for the periods presented. Management believes all adjustments were of a normal and recurring nature.

These Consolidated Financial Statements should be read together with the audited financial statements in Bethlehem's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

2. On October 15, 2001, Bethlehem Steel Corporation and 22 of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Court). Bethlehem continues to manage its properties and operate its businesses under Sections 1107 and 1108 of the Code as a debtor-in-possession. Due to material uncertainties, it is not possible to predict the length of time the Debtors will operate under chapter 11 protection, the outcome of the reorganization in general, the effect of the reorganization on the Debtors' businesses or the recovery by creditors of the Debtors and equity holders of Bethlehem.

As a result of the chapter 11 filing, there is no assurance that the carrying amounts of the assets will be realized or that liabilities will be settled for amounts recorded. Bethlehem also is continuing to pursue various strategic alternatives including, among other things, possible consolidation opportunities, joint ventures with other steel operators, a stand-alone plan of reorganization and liquidation of part or all of Bethlehem's assets. Such alternatives are in an early stage and have not been implemented, nor can there be any assurance that any such alternatives will be implemented. After further consideration of such alternatives and negotiations with various parties in interest, Bethlehem expects to present a chapter 11 plan, which will likely cause a material change to the carrying amount of assets and liabilities in the financial statements.

3. Bethlehem personnel recently attended a meeting requested by representatives from New York Department of Environmental Conservation (NYDEC) (1) to discuss the contents and timing of a Consent Order to conduct a RCRA Corrective Measures Study and (2) to begin to implement an agreed upon plan of remediation at our closed steel manufacturing facility in Lackawanna, New York. Based upon the information received and the conceptual agreements reached at that meeting, we recorded a $20 million non-cash charge to reflect the most current estimate of the probable remediation costs at Lackawanna. The cash requirements for remediation are expected to be expended over a protracted period of years, according to a schedule to be agreed upon by Bethlehem and the NYDEC.

During the second quarter of 2001, we wrote-off our $3.4 million equity investment in MetalSite, an internet marketplace for steel that ceased operations in June 2001.

4. Net costs resulting from reorganization of the businesses have been reported in the statement of operations separately as reorganization items. For the three-month periods ended June 30 and March 31, 2002 and for the six-month period ended June 30, 2002, the following have been recorded ($ in millions):

                                                                  2002
                                           ---------------------------------------------------
                                                    Three Months                 Six Months
                                           --------------------------------    ---------------
                                                June 30        March 31           June 30
                                           ----------------- -------------- ------------------
    Professional and other fees             $        3.9     $        4.3    $          8.2
    Gains from termination of contracts               -              (2.0)             (2.0)
    Interest income                                 (0.2)            (0.2)             (0.4)
                                           ----------------- -------------- ------------------
    Total                                   $        3.7     $        2.1    $          5.8
                                           ================= ============== ==================

5. Interest at the stated contractual amount on unsecured debt that was not charged to earnings was approximately $11 million for the three-month periods ended March 31 and June 30, 2002 and approximately $22 million for the six-month period ended June 30, 2002.

6. The income tax benefit recorded for the first quarter 2002 represents a $10 million tax refund as a result of the "Job Creation and Workers Assistance Act of 2002" that was enacted March 8, 2002. The Act provides us the ability to carry back a portion of our 2001 Alternative Minimum Tax loss for a refund of taxes paid in prior years that was not previously available. We received the refund in early July 2002.

Bethlehem incurred financial accounting losses in 1999 through 2001. Our results during 2001 were worse than we anticipated at the beginning of the year and we were not able to use any of the NOL expiring in 2001 in our federal income tax return for the year. In the absence of specific favorable factors, application of FASB Statement No. 109, issued in 1992, and its subsequent interpretations require a 100% valuation allowance for any deferred tax asset when a company has cumulative financial accounting losses, excluding unusual items, over several years. Accordingly, in the second quarter of 2001, we provided a 100% valuation allowance for our deferred tax asset, increasing our non-cash provision for income taxes and net loss for the second quarter 2001 by $1,009 million. We provided a 100% valuation allowance for our deferred income tax asset for the balance of 2001 and for 2002. We will continue that policy in the future, until, at a minimum, a chapter 11 plan of reorganization is confirmed.

7. Liabilities subject to compromise at June 30, 2002 and December 31, 2001 follows ($ in millions):

                                                June 30,         December 31,
                                                  2002               2001
                                           ----------------- ------------------

    Other postemployment benefits           $    2,031.7      $      2,005.7
    Pension liability                            1,689.7             1,624.0
    Unsecured debt                                 526.7               526.7
    Accounts payable                               198.8               220.8
    Accrued employment costs                       225.9               270.6
    Other accrued liabilities                      174.9               152.8
    Accrued taxes and interest                      77.1                77.5
                                           ----------------- ------------------
    Total                                   $    4,924.8      $      4,878.1
                                           ================= ==================


8. Our financing arrangement with General Electric Capital Corporation restricts dividend payments. Preferred dividends are in arrears since the second quarter of 2001.

9. In the second quarter of 2002, we acquired the remaining 50% portion of the Columbus Coatings Company (CCC) and Columbus Processing Company (CPC) joint ventures from LTV Steel Corporation. CCC is an automotive quality, hot-dipped galvanized coating line and CPC is a steel slitting facility, both located in Columbus, Ohio. These interests were acquired on June 5, 2002 for cash, a release of LTV's guarantee of CCC's debt and forgiveness of claims against LTV by Bethlehem and CCC. The acquisition was accounted for as a purchase. CCC's and CPC's results are included in the Consolidated Financial Statements from the date of acquisition. Pro-forma amounts for the year are not significant. The value assigned to the assets and liabilities acquired follows ($ in millions):

    Property, plant & equipment                                     $  155.3
    Debt and capital lease obligation                                 (105.9)
    Other - net                                                          (.3)
                                                                    --------
         Net assets                                                     49.1
    Less:
         Investment in and receivable from joint ventures and LTV      (46.7)
                                                                    --------
    Cash purchase price, net of cash acquired                       $    2.4
                                                                    ========

         CCC's construction costs were financed in part with a loan under a 1999 agreement with a group of lenders. Bethlehem has guaranteed the full amount of the construction loan. Bethlehem has provided CCC's lenders with a collateralized letter of credit for $30 million and a mortgage on our corporate headquarters building as additional collateral.

         Because of our chapter 11 filing, CCC and Bethlehem are in default under the construction loan agreements which would allow the lenders to call the full amount of the loan. We believe that the market value of CCC exceeds the net loan amount. We are working with the CCC lenders and others to resolve open issues or refinance the net outstanding debt. We believe these matters can be resolved without any additional significant impact on our liquidity.